UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported):
September 23, 2014

FIRST MID-ILLINOIS BANCSHARES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13368	37-1103704
(State of Other Jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification No.)
1421 CHARLESTON AVENUE
MATTOON, IL	61938
(Address of Principal Executive Offices)	(Zip Code)

(217) 234-7454
(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 8.01 Other Events.

On September 23, 2014, the Board of Directors of First Mid-Illinois Bancshares, Inc. (the “Company”) approved the mandatory conversion of all of the Company's issued and outstanding 4,926 shares of Series B 9% Non-Cumulative Perpetual Preferred Stock (the “Preferred Stock”) into shares of the Company’s common stock. On September 24, 2014, notices were sent to the shareholders of the Preferred Stock regarding this matter (the "Notice").

The conversion will occur pursuant to paragraph 3(c) of the Certificate of Designation for the Preferred Stock. Specifically, the Company may mandatorily convert the Preferred Stock pursuant to the terms of the Certificate of Designation, Preferences and Rights of the Preferred Stock. The current conversion price for the Preferred Stock is $21.62. The conversion ratio for each share of the Preferred Stock is computed by dividing $5,000 (the state par value per share of the Preferred Stock) by $21.62 (the current conversion price). The conversion ratio, therefore, is 231.267 shares of the Company's common stock for each share of the Preferred Stock. This will result in the issuance of approximately 1,139,195 shares of common stock in the aggregate.

The Company has established November 17, 2014 as the mandatory conversion date for the conversion. After this date dividends will cease to accrue on the Preferred Stock and certificates for shares of Preferred Stock will only represent the right to receive the appropriate number of shares of common stock together with net accrued but unpaid dividends on the Preferred Stock and cash in lieu of fractional share interests.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MID-ILLINOIS BANCSHARES, INC.

Dated: September 24, 2014

By:
Joseph R. Dively
Chairman and Chief Executive Officer